Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SNAP INTERACTIVE, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Snap Interactive, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.       The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-35 and proportionally reduce the number of shares of common stock that the Corporation is authorized to issue, (ii) declaring such amendment to be advisable and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendment by written consent in lieu of a special meeting of stockholders.

2.       Upon this Certificate of Amendment becoming effective, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is fourteen million two hundred eighty-five thousand seven hundred fifteen (14,285,715) shares of common stock, par value $0.001, and ten million (10,000,000) shares of preferred stock, par value $0.001.

The powers, preferences and rights of the common stock and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors.

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of preferred stock, of all or any of the shares of preferred stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.

Effective at 4:05 p.m., Eastern Time, on January 5, 2017 (the “Split Effective Time”), every thirty-five (35) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the Split Effective Time shall automatically, and without action on the part of the stockholders, convert and combine into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock (the “2017 Reverse Split”). In the case of a holder of shares not evenly divisible by thirty-five (35), in lieu of a fractional share of common stock, such holder shall receive an additional share of common stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2017 Reverse Split is deemed to represent the number of post-2017 Reverse Split shares into which the pre-2017 Reverse Split shares were converted.”

3.        This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

4.       This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

5.       This Certificate of Amendment shall become effective at 4:05 p.m., Eastern Time, on January 5, 2017.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 4th day of January 2017.

SNAP INTERACTIVE, INC.,
a Delaware corporation

By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer

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